Exhibit 21.1

SUBSIDIARIES

Dipchip Corp.
Straight Path IP Group, Inc.
Straight Path Spectrum, Inc.
Straight Path Advanced Communication Services, LLC
Straight Path IP Group, LLC
Straight Path Spectrum, LLC
Winstar Holdings, LLC
Winstar Spectrum, LLC